FOR IMMEDIATE RELEASE


                Balchem Corporation Names Dino A. Rossi Chairman


New Hampton, New York - March 1, 2007. (NASDAQ: BCPC) Dino A. Rossi, currently President and Chief Executive Officer of Balchem Corporation, was elected to the additional position of Chairman by the Balchem Board of Directors. The appointment was effective February 22, 2007.

"We are confident that Dino will continue to provide the vision and drive necessary to build on the solid foundation of Balchem and deliver on key strategic growth objectives, while maintaining strong financial discipline," said Kenneth P. Mitchell, Lead Director of Balchem's Board of Directors. "During his tenure, sales have nearly quadrupled, to $101M, earnings and market capitalization have increased approximately six-fold, to $12.3M and $276M, respectively."

Rossi has served as President, CEO, as well as a member of the Board of Directors, since 1997.



About Balchem Corporation
Balchem Corporation consists primarily of three business segments: ARC Specialty Products, Encapsulated/Nutritional Products, and BCP Ingredients, our unencapsulated feed supplements segment. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Encapsulated/Nutritional segment provides proprietary microencapsulation solutions to an expanding variety of applications. BCP Ingredients manufactures and supplies choline chloride and derivatives used primarily in the poultry and swine industries.



Contact:   Karin McCaffery, Executive Administration Manager
           Telephone:  845-326-5600
           e-mail:  kmccaffery@balchemcorp.com